Exhibit 10.15
BILLIONTOONE, INC.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Amended and Restated on December 27, 2025)

This Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) summarizes the compensation arrangements for non-employee and non-executive members (each, a “Director”) of the Board of Directors (the “Board”) of BillionToOne, Inc. (the “Company”). The Policy initially became effective upon the Company’s initial public offering and was amended and restated, effective as of the date set forth above and the Policy shall remain effective as hereby set forth until changed by the Board. Members of the Board who are also employees of the Company will not be entitled to any additional compensation on behalf of their service on the Board.
Cash Compensation. Each Director shall receive an annual cash retainer of $50,000. To the extent the Board appoints a “Chair,” such Director shall be paid an additional cash retainer of $50,000 and to the extent the Board appoints a “Lead Independent Director,” such Director shall be paid an additional annual cash retainer of $35,000.
Directors shall receive an additional annual cash retainer, as set forth below, for their service on Board committees as follows:

Committee	Chairperson	Member
Audit	$20,000	$10,000
Compensation	$15,000	$7,500
Nominating and Corporate Governance	$10,000	$5,000
If the Board should hereafter appoint one or more additional Board committees, the Director members of such committee shall not be paid any additional retainer fees unless otherwise determined by the Board in its sole discretion.
Directors will not receive any additional fees for attending our Board and committee meetings, but we will reimburse Directors for their reasonable expenses incurred in connection with attending such meetings.
All cash retainers shall be paid in arrears in quarterly installments within 30 days after the fiscal quarter end.
Equity Compensation. Directors shall receive restricted stock unit awards (each, an “RSU award”) granted under the Company’s 2025 Equity Incentive Plan (the “Plan”) or any successor thereto. Unless otherwise determined by the Board in its sole discretion, approval of this

Exhibit 10.15
compensation policy also represents automatic approval of the RSU awards, on the terms described below as well as the terms and conditions of the Plan and the approved form of award agreement, by the Board effective as of the applicable grant date specified below (the “Grant Date”).
(i)IPO Grant. In connection with the Company’s initial public offering (“IPO”), each Director serving as a member of the Board immediately following the IPO will receive an RSU award having a value of $500,000, with the number of restricted stock units subject to the award determined using the per-share “price to public” for the Company’s shares of our Class A common stock as set forth on the cover page of the final prospectus for the IPO (the “IPO Grant”). The Grant Date for the IPO Grant will be the effective date of the registration statement filed by the Company with the U.S. Securities and Exchange Commission for the IPO. Subject to the Director’s continuing service, the IPO Grant will vest in equal annual installments over a 3-year period, and the vesting date in each year will be the anniversary of the Grant Date (or if there is no corresponding date, the last date of the month).
(ii)Initial Grant. Each Director whose initial appointment or election as a member of the Board occurs after the IPO will receive in connection with such appointment or election an RSU award having a value of $500,000 (the “Initial Grant”). The Grant Date for an Initial Grant shall be the date of the Director’s appointment or election. The number of shares subject to the Initial Grant will be determined using the arithmetic mean of the closing prices of shares of our Class A common stock over the 30-trading day period ending on the Grant Date or, if the Grant Date is not a trading day, the arithmetic mean of the closing prices of shares of our Class A common stock over the 30-trading day period ending on the last trading day prior to the Grant Date. Subject to the Director’s continuing service, the Initial Grant will vest in equal annual installments over a 3-year period, and the vesting date in each year will be the anniversary of the Grant Date (or if there is no corresponding date, the last date of the month).
(iii)Annual Grant. Each Director who is re-elected at, or continues serving as a Director after, an annual meeting of our stockholders will receive an RSU award having a value of $270,000 (the “Annual Grant”). The Grant Date for the Annual Grant will be the date of the annual meeting of stockholders. The number of shares subject to the Annual Grant will be determined using the arithmetic mean of the closing prices of shares of our Class A common stock over the 30-trading day period ending on the Grant Date or, if the Grant Date is not a trading day, the arithmetic mean of the closing prices of shares of our Class A common stock over the 30-trading day period ending on the last trading day prior to the Grant Date. Subject to the Director’s continuing service, an Annual Grant will vest in full on the earlier of (A) the date of the next annual meeting of stockholders, or (B) the one-year anniversary of the Grant Date.

Exhibit 10.15
(iv)Accelerated Vesting. Upon a transaction constituting a “Change in Control” as defined in the Plan or in the event of a Director’s service ends on account of the Director’s death or “disability” (as defined in the Plan), all outstanding equity awards granted to the Director pursuant hereto shall fully vest upon the effective date of such transaction or the Director’s death or disability.